Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
Morgans Hotel Group Co.
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-131834) and on Form S-3 (No. 333-149249) of Morgans Hotel Group Co. of our reports dated March 13, 2009, relating to the consolidated financial statements of Morgans Hotel Group Co. and the effectiveness of Morgans Hotel Group Co.’s internal control over financial reporting and our report dated March 13, 2009, relating to the consolidated financial statements of 1100 West Properties LLC, which appear in this Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
March 13, 2009